Exhibit 5.1

April 15, 2025

Red Cat Holdings, Inc.

15 Ave. Munoz Rivera Ste 5

San Juan, PR 00901

Re:      Red Cat Holdings, Inc.; Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Red Cat Holdings, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the registration of the public offering and sale of the following securities of the Company (the “Securities”) by the Selling Shareholder named therein:

1.               Up to 24,200,000 shares of common stock of the Company (the “Note Shares”) issuable upon conversion of, and/or payment for, the amount due under the Senior Secured Convertible Promissory Note issued to Lind Global Asset Management XI LLC and dated February 10, 2025, as amended on April 10, 2025 and April 11, 2025 (the “Note”); and

2.               Up to 1,000,000 shares of common stock of the Company (the “Warrant Shares”) issuable upon exercise of the Common Stock Purchase Warrant issued to Lind Global Asset Management XI LLC and dated February 10, 2025, as amended on April 10, 2025 and April 11, 2025 (the “Warrant”) and.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Note; (f) the Warrant; and (f) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that:

a.                The Note Shares, when issued upon conversions of the Note and/or as payments toward the balance due under the Note in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

b.               Warrant Shares, when issued and paid for upon exercises of the Warrant in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of common stock in the Company.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus.

Sincerely,

The Crone Law Group P.C.

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